Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS 2008 RESULTS

CRANFORD, NJ, March 12, 2009 – Metalico, Inc. (AMEX:MEA) today reported its results for the year and quarter ended December 31, 2008.

2008 FINANCIAL RESULTS SUMMARY

•	2008 revenues of $818.2 million exceeded 2007 by 145%.

•	Operating income of $30.4 million before write-down.

•	Net income before write-down of $15.4 million, compared to 2007 net income of $14.8 million.

•	Fully diluted loss per share of $1.25 after write-down but income of $.43 before write-down.

•	$70.3 million pre-tax write-down of assets.

•	Net loss of $43.7 million after write-down.

•	EBITDA before write-down was $42.7 million, compared to $37.2 million for prior year.

The Company recorded a non-cash intangibles and goodwill impairment charge of $59 million, a $7.8 million inventory markdown, and a $3.5 million charge-off of accounts receivable and vendor advances. Net loss for the year ended December 31, 2008 after the write-down was $43.7 million or $1.25 per share on a diluted basis on sales of $818.2 million. These results compare to net income of $14.8 million or 50 cents per share on a diluted basis on sales of $334.2 million for the year ended December 31, 2007.

Sales increased by $484.0 million or 145% over our 2007 results. Operating income before the write-down for 2008 rose to $30.4 million as compared to $29.4 million operating income for 2007.

Excluding corporate management charges and the write-down, the Company’s Scrap segment showed operating income of $47.7 million while the lead fabrication segment showed an operating loss of $4.1 million.

Fourth Quarter Results Summary

Fourth quarter financial results include the following, all before the write-down and as compared to the prior year’s Fourth Quarter:

•	Sales decreased by 43% to $64.5 million.

•	Operating loss was $19.6 million, compared to operating income of $7.5 million.

•	Net loss was $8.4 million from net income of $3.5 million.

•	EBITDA was a negative $17.9 million, versus a positive $10 million.

•	2008 loss per share was $0.23, compared to 2007 income of $0.08 cents per share.

Metalico operates in a highly cyclical and volatile commodity metals universe made more difficult by the current unpredictable economic and capital markets. The Company’s strategy focuses on broad diversification among various commodity metal groups through internal growth and acquisitions, and taking a long-term view to achieve growth and above-average financial results.

“It is an understatement to say that we are disappointed with our lack of performance over the last three months of 2008 and with the environment we face today,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer.

He added, “The economic crisis that the world is experiencing has had and will continue to have profound impacts on business activity that Metalico is engaged in. However, we believe that we have taken and will continue to take the prudent and difficult steps necessary to navigate the unprecedented challenges we all confront.”

Steps taken by the Company to counter economic conditions include reductions in outstanding debt, severe limits on expenditures, reductions in pay for executives and managers, hiring and wage freezes, layoffs, and suspension of the employer match for 401(k) contributions. The Company has 194 fewer employees now than it had at the end of the second quarter of 2008, a 25% reduction.

Debt and Shareholders Equity

Metalico’s outstanding debt increased to a total of $184.7 million as of December 31, 2008 from $95.1 million at December, 31, 2007, a difference of $89.6 million, resulting mostly from financing acquisitions and capital expenditures. Shareholders’ equity decreased by 8.9% or $11.0 million to $113.0 million of December 31, 2008, from $124.0 million as of December 31, 2007.

As of December 31, 2008, Metalico had 36,428,154 common shares issued and outstanding. The Company has no outstanding preferred shares.

OUTLOOK AND UPDATE

The Company said it believes its results for 2009 may be influenced by the following factors:

•	The receipt of ferrous and non-ferrous scrap into yards generally continues to be well below historic norms and is expected to remain substantially below normal for the foreseeable months.

•	Prices for all grades of ferrous scrap continue to be volatile and weak while demand for scrap could be spotty to anemic in both domestic and foreign markets.

•	Non-ferrous prices have generally settled in a trading range not seen since March of 2004.

•	Demand for products is sluggish at best. Most items appear to be moving but are priced unfavorably for recyclers by consumers, compared to recent norms. Demand for Aluminum Deox has recently picked up, but it has not yet helped pricing.

•	Average prices for Platinum Group Metals dropped by more than 50% from their 2008 peak but appear to be finding a trading range and some price stability, although at much lower levels. Lower platinum prices have severely impacted unit volumes industry-wide as suppliers appear to be holding back saleable metals in hopes of stronger precious metal pricing in the future. In addition, the reduction of cars being scrapped has contributed to the slowdown in converter recycling.

•	Average lead prices have risen modestly from their lows in 2008 but unit volumes are trending lower due to normal seasonal factors coupled with the impact of insufficient credit availability and the recession.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on NYSE Alternext (formerly the American Stock Exchange) under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, impairment charges, put warrants fair value adjustment, stock based compensation in subsidiaries and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements

This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2009, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Year	Year
	Months Ended	Months Ended	Ended	Ended
Selected Income Statement Data:	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenue	$64,542	$113,569	$818,195	$334,213

Costs and expenses:
Operating expenses	83,762	97,322	756,099	278,256
Selling, general & administrative expenses	7,596	6,632	30,146	20,315
Depreciation & amortization	4,038	2,130	12,864	6,279
Impairment charges	59,043	-	59,043	-

	154,439	106,084	858,152	304,850

Operating (loss) income	(89,897)	7,485	(39,957)	29,363

Interest expense	(4,914)	(2,368)	(17,355)	(5,883)
Equity in loss of unconsolidated subsidiaries	(3,334)	-	(3,419)	-
Financial Instrument Fair value Adjustment	1,458	-	1,943	-
Other income	208	68	410	509

	(6,582)	(2,300)	(18,421)	(5,374)

(Loss) income from continuing operations before income taxes and minority interest	(96,479)	5,185	(58,378)	23,989
Provision for income taxes	(29,371)	1,829	(15,535)	8,675

(Loss) income from continuing operations before minority interest	(67,108)	3,356	(42,843)	15,314
Minority interest in loss of consolidated subsidiaries	1	118	413	357

(Loss) income from continuing operations	(67,107)	3,474	(42,430)	15,671
Discontinued operations:
Gain (Loss) from discontinued operations	(397)	(915)	(1,230)	(918)

Net (loss) income	$(67,504)	$2,559	$(43,660)	$14,753

Diluted (loss) earnings per common share:
(Loss) income from continuing operations	$ (1.85)	$ 0.11	$ (1.21)	$ 0.53
Discontinued operations (net)	(0.01)	(0.03)	(0.04)	(0.03)

Net (loss) income	$(1.86)	$0.08	$(1.25)	$0.50

Diluted weighted average common shares outstanding:	36,281,432	32,081,362	35,136,316	29,338,751

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands)

		December 31,	December 31,
		2008	2007
Assets:

	Current Assets	$133,359	$103,291
	Property Plant & Equipment, net	80,083	44,708
	Intangible and Other Assets	126,851	121,571

	Total Assets	$340,293	$269,570

Liabilities & Stockholders’ Equity:

	Current Liabilities	$66,551	$41,471
	Debt & Other Long Term Liabilities	156,770	96,309

	Total Liabilities	223,321	137,780
	Minority Interests	-	7,773
	Redeemable Common Stock	4,000	-
	Stockholders’ Equity	112,972	124,017

	Total Liabilities & Stockholders’ Equity	$340,293	$269,570

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization, impairment charges, financial instruments fair value adjustment and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended	Year	Year
	Ended	December 31,	Ended	Ended
	December 31, 2008		December 31,	December 31,
		2007
			2008	2007
	(UNAUDITED)
	($ thousands)
EBITDA	$(29,196)	$10,015	$31,348	$37,199
Less:
Interest expense	4,914	2,368	17,355	5,883
Stock based compensation in subsidiary	745	214	1,994	691
Provision for federal and state income taxes	(29,371)	1,829	(15,535)	8,675
Impairment Charges	59,043	-	59,043	-
Depreciation and amortization	4,038	2,130	12,864	6,279
Financial Instruments Fair Value Adjustment	(1,458)	-	(1,943)	-
Discontinued operations, net	397	915	1,230	918

Net income	$(67,504)	$2,559	$(43,660)	$14,753